June 27, 2000

                                                                    Exhibit 5.1



IntraBiotics Pharmaceuticals, Inc.
1255 Terra Bella Ave.
Mountain View, CA  94043

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by IntraBiotics Pharmaceuticals, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to an aggregate of 8,954,886 shares of the Company's Common Stock, $.001 par value (the "Shares"), which includes (i) 3,454,886 shares of Common Stock pursuant to the Company's Amended and Restated 1995 Stock Option Plan (the "1995 Plan"), (ii) 5,000,000 shares of Common Stock pursuant to the Company's 2000 Equity Incentive Plan (the "2000 Plan") and (iii) 500,000 shares of Common Stock pursuant to the Company's 2000 Employee Stock Purchase Plan (the "2000 Purchase Plan"). The 1995 Plan, the 2000 Plan and the 2000 Purchase Plan are collectively referred to herein as the "Plans."

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and By-laws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By: /s/ Robert L. Jones
   --------------------------------
   Robert L. Jones